OMB APPROVAL
OMB Number:	3235-0060
Expires:	April 30, 2009
Estimated average burden hours per response..38.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

CORPORATE REALTY INCOME FUND I, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer Identification No.)
of Incorporation)

475 Fifth Avenue, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 2.01. Completion of Acquisition or Disposition of Assets.

     On February 28, 2007, Registrant sold the land, building and other improvements, leases, rents, security deposits, and other rights and property known as the Alamo Towers situated in San Antonio, Texas to Alamo Towers - Cotter, LLC, as asignee of James F. Cotter (“Purchaser”). There is no material relationship, other than in respect of the sale of the Alamo Towers, between Purchaser and Registrant or any of Registrant’s affiliates, general partners, officers or directors of such general partners, or any associate of such general partners, officers, or directors.

     Registrant owned fee title to the Alamo Towers and its 13 acres of underlying land, free and clear of any liens and encumbrances. The Alamo Towers is an office building consisting of two stand-alone 8-story towers that were built in 1975 and 1981 and contain approximately 183,400 net rentable square feet of office space and a 10,500 square foot basement.

     As of October 31, 2006, the office space in the property was approximately 79.2% leased to 41 tenants at an average current base rent (without reduction for any free rent periods) of approximately $15.88 per square foot. Following is a schedule of expiration of such leases as of October 31, 2006.

	Approximate		Avg. Current
Expiration Year	Square Feet	% of Total	Rent/Sq.Ft.
2006	12,606	6.9%	$16.31
2007	7,801	4.2%	$16.93
2008	28,769	15.7%	$15.53
2009	46,251	25.2%	$15.65
2010	22,053	12.0%	$15.58
2011	20,605	11.2%	$17.02
2013	2,220	1.2%	$14.50
2014	5,213	2.8%	$15.25

     The sale price paid by Purchaser for the Alamo Towers was $15,833,000 (the “Purchase Price”). The Purchase Price was payable in immediately available U.S. funds at the closing of the purchase and sale (the “Closing”).

     At the Closing, Purchaser released Registrant from and waived all claims and liability which Purchaser may have against Registrant for any structural, physical and environmental condition of the Alamo Towers including, without limitation, the presence, discovery, or removal of any hazardous materials in, at, about, or under the Alamo Towers.

     Registrant paid sales commissions to third parties aggregating $633,320, plus reimbursement of $20,000 of the broker’s out-of-pocket expenses, in connection with the sale of the Alamo Towers to Purchaser. Registrant also paid operating adjustments, escrow fees, transfer taxes, title insurance premium, and other customary closing costs aggregating approximately $66,200 in connection with a sale of the Alamo Towers.

     At the Closing, Registrant paid outstanding leasing commissions of approximately $15,400 and real estate taxes of approximately $566,800. After all costs, expenses, and payments associated with the sale of the Alamo Towers, Registrant received net proceeds aggregating approximately $14,531,300 from the sale of that building.

     Registrant acquired the Alamo Towers in March 1997 for a purchase price of approximately $12,002,000, inclusive of capitalized closing and related costs. At December 31, 2005, the Alamo Towers had a book value estimated at approximately $15,348,000, net of accumulated depreciation.

     Registrant is using the net proceeds from the sale of the Alamo Towers to satisfy accounts payable and accrued expenses. To the extent Registrant is able to sell its properties in New York, New York and Monterey Park, California as part of its plan of dissolution and liquidation, the remaining proceeds from the sale of the Alamo Towers would be available for distribution to Registrant’s partners and unitholders.

     Item 8.01.     Other Events.

     On February 9, 2007, Registrant’s Plan of Complete Dissolution and Liquidation was approved by its unitholders by a vote of 2,026,566 units (67.93% of outstanding units) for approval, 1,600 units (0.05% of outstanding units) against approval, and 2,170 units (0.07% of outstanding units) abstained. Approval of the plan required the affirmative vote of a majority of the outstanding depositary units of limited partnership interests. Upon this approval, Registrant discontinued recording any further transfers of units. This vote also approved an amendment to Registrant’s partnership agreement to authorize an affiliate of the General Partners to acquire properties and assets not timely sold by Registrant, and to assume liabilities not timely satisfied by Registrant, in liquidation.

     Registrant’s remaining two properties, in New York, New York and in Monterey Park, California, remain under contract for sale. Upon sale of those properties and satisfaction of and providing for any remaining liabilities, Registrant will make a liquidating distribution to its partners and unitholders. There is no assurance as to the sale of Registrant’s remaining properties or the final terms of any such transactions.

     Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits.

         10. Purchase and Sale Agreement dated as of December 15, 2006 between Registrant and James F. Cotter incorporated by reference to Exhibit 10 to Registrant’s Current Report on Form 8-K dated December 15, 2006.

CRIF\Form 8-K – Completion of Sale (Alamo)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME
FUND I, L.P.

By: 1345 Realty Corporation,
Corporate General Partner

By:	/s/ Robert F. Gossett, Jr.
Name: Robert F. Gossett, Jr.
Title: President

Dated: March 7, 2007